RF INDUSTRIES, LTD.	For Immediate Release
RF Connectors/Aviel/Worswick/Neulink/Bioconnect
Investor Contact: Neil Berkman Associates (310) 826 - 5051 info@berkmanassociates.com	Company Contact: Howard Hill, President (858) 549-6340 rfi@rfindustries.com

RF Industries' Projects Fourth Quarter Net Income of $0.13 Per Diluted Share; Fiscal 2007 Net Income of $0.30 Per Diluted Share

Company Forecasts Record First Quarter Sales;
Board of Directors Increases Quarterly Dividend to $0.03 Per Share

SAN DIEGO, CA -- January 30, 2008 -- RF INDUSTRIES, LTD., (NASDAQ:RFIL) announced today that it has requested an automatic extension to file its SEC Form 10-KSB for the fiscal year ended October 31, 2007. The Company, which expects to report audited results for the fiscal year ended October 31, 2007 before February 12, 2008, provided estimated results for the fourth quarter and fiscal 2007. In addition, the Company has projected record first quarter sales for the period ending January 31, 2008.

RFI's Board of Directors, upon review of the Company's strong business and financial position, has declared a 50% increase in its regular quarterly dividend to $0.03 per common share. The dividend is payable on February 25, 2008 to shareholders of record as of February 5, 2008. RFI's Board periodically reviews the dividend policy in light of the Company's performance and cash requirements.

RF Industries expects to report sales of approximately $4,005,000 and net income of about $490,000, or approximately $0.13 per diluted share, for the fourth quarter ended October 31, 2007. This compares to sales of $4,123,000 and net income of $473,000, or $0.13 per diluted share, in the fourth quarter of fiscal 2006.

For the fiscal year ended October 31, 2008, RFI expects to report sales of approximately $14,853,000 and net income of about $1,135,000, or approximately $0.30 per share. Net income for fiscal 2007 includes estimated non-cash option-related expenses related to the adoption of SFAS 123R, "Accounting for Stock Based Compensation" of approximately $500,000, or about $0.14 per diluted share. RFI had previously projected these expenses at about $328,000, after taxes, or $0.09 per diluted share. For fiscal 2006, RFI reported sales of $15,188,000 and net income of $1,541,000, or $0.42 per diluted share.

About RF Industries

The RF Connectors and Cable Assembly division designs and distributes radio frequency (RF) coaxial connectors and cable assemblies used for Wi-Fi, PCS, radio, test instruments, computer networks and antenna devices. Aviel Electronics provides custom microwave and RF Connector solutions to aerospace, OEM and Government agencies. Worswick provides coaxial connectors and cable assemblies primarily to retail and local multi-media and communications systems customers. Neulink designs and markets wireless digital data transmission products for industrial monitoring, wide area networks, GPS tracking and locations systems. RadioMobile is an OEM provider of End-to-End mobile wireless network solutions for public safety, emergency medical, Transportation and industrial customers. RFI's Bioconnect operation designs, manufactures and distributes specialized electrical cabling and interconnect products to the medical monitoring market.

The statements contained in this release which are not historical facts may be deemed to contain forward-looking statements with respect to future events, the occurrence of which involve risks and uncertainties, including, without limitation, a decrease in the demand for the Company's products as a result of changes in the telecommunications or wireless products markets, increased competition, the effects of recently completed or future acquisitions of other businesses, and other uncertainties detailed in the Company's Securities and Exchange Commission filings. All forward-looking statements are based upon information available to the Company on the date they are published and the Company undertakes no obligation to publicly update or revise any forward- looking statements to reflect events or new information after the date of this release.